EXHIBIT 10.9

AMENDMENT NO. 1 TO THE
APPLIED INDUSTRIAL TECHNOLOGIES, INC.
2019 LONG-TERM PERFORMANCE PLAN

This Amendment No. 1 (this “Amendment”) to the Applied Industrial Technologies, Inc. 2019 Long-Term Performance Plan (the “Plan”) is adopted by the Executive Organization and Compensation Committee (the “Committee”) of the Board of Directors of Applied Industrial Technologies, Inc. (the “Company”), effective as of June 22, 2026.
WHEREAS, the Company maintains the Plan;
WHEREAS, Section 11 of the Plan provides that the Board or the Committee may amend the Plan, and that approval of the holders of the Company’s Common Shares is required only to (i) increase the aggregate number of Common Shares that may be issued under the Plan, (ii) materially modify the requirements as to eligibility for participation in the Plan, or (iii) withdraw administration of the Plan from the Committee;
WHEREAS, the Committee desires to amend the tax withholding provisions of the Plan to permit a Participant to elect to satisfy tax withholding obligations in an amount exceeding the minimum statutory withholding requirements, up to the maximum amount permitted under then-current accounting principles to qualify Awards for equity classification, consistent with the flexibility afforded to employers under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (as amended by Accounting Standards Update No. 2016-09); and
WHEREAS, the amendment effected by this Amendment does not effect any of the changes described in clauses (i) through (iii) above and therefore does not require approval of the holders of the Company’s Common Shares.
NOW, THEREFORE, the Plan is hereby amended as follows:
1.    Section 10 of the Plan (Tax Withholding) is hereby amended and restated in its entirety to read as follows:
10. Tax Withholding
The Company shall have the authority to withhold, or to require a Participant to remit to the Company, prior to the issuance or delivery of any shares or cash hereunder, an amount sufficient to satisfy the federal, state and local tax withholding requirements associated with any Award. In addition, the Company may, in its sole discretion, permit a Participant to satisfy any tax withholding requirements, in whole or in part, by (i) delivering Common Shares held by such Participant having a Fair Market Value equal to the amount of the tax or (ii) directing the Company to retain Common Shares otherwise issuable to the Participant under the Plan. Notwithstanding the foregoing, a Participant may elect to satisfy tax withholding obligations in an amount that exceeds the minimum statutory withholding requirements, up to the maximum amount permitted under then-current accounting principles to qualify the Award for equity classification. If Common Shares are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value at the time the tax withholding is required to be made.
2.    Except as expressly amended by this Amendment, the Plan shall remain in full force and effect in accordance with its terms.
3.    Capitalized terms used but not defined in this Amendment have the meanings given to them in the Plan.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer as of the date first written above.

APPLIED INDUSTRIAL TECHNOLOGIES, INC.

By:    /s/ Jon S. Ploetz
Name:    Jon S. Ploetz
Title:    Vice President – General Counsel & Secretary